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SEC 1473  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
 (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires:  January 31, 2005
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
  Montgomery    Thomas         A.             (Month/Day/Year)           CRD Holdings, Inc. (CRDH)              (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)              06/12/02               5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person(s) to Issuer              7. Individual or Joint/
        6000 Legacy Drive, 4-E             3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
----------------------------------------      Number of Reporting          X   Director       10% Owner         Applicable Line)
             (Street)                         Person, if an entity       -----           -----                   X  Form filed by
                                              (voluntary)                      Officer        Other (specify    --- One Reporting
     Plano          TX         75024                                     -----           -----      below)          Person
----------------------------------------   ----------------------------  (give title below)                         Form filed by
      (City)      (State)      (Zip)                                                                            --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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
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FORM 3 (CONTINUED)

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                                       TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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Stock Option
(right to buy)             (1)          (2)      Common Stock    75,000         $2.00               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1)  Vests 2,083 shares monthly beginning June 12, 2002.

(2)  Each monthly vesting increment expires four years after the date of vesting of such increment, beginning June 12, 2006.

                         /s/ Collin L. Hayes                                                 August 23, 2002
                         -----------------------------------------------------------         ---------------
                         **Collin L. Hayes, as Attorney-in-Fact for Reporting Person               Date

   *  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

  **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.
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